Exhibit 99.1

December 20, 2004

Re: Disbursements from Property Sales

Dear Investor:

It is with great pleasure that we write to inform you that the general partners of your Wells Real Estate Fund(s) anticipate making a distribution of net proceeds from the sale of certain properties. The following Wells Funds will be participating:

Wells Fund III, L.P.	Wells Fund VIII, L.P.
Wells Fund V, L.P.	Wells Fund IX, L.P.
Wells Fund VI, L.P.	Wells Fund XI, L.P.
Wells Fund VII, L.P.	Wells Fund XII, L.P.

In strict accordance with the partnership agreements, distributions will be made to limited partners of record as of March 31, 2005. Under the partnership agreements, transfers of units are effective on the first day of the quarter following receipt of the request. Therefore, an investor must be on record as a limited partner prior to January 1, 2005, in order to be eligible for this distribution.

Examples:

  If you are in the process of completing a sale on the secondary market, and should the transaction be completed prior to January 1, 2005, the new limited partner would receive the distribution of net sale proceeds.
  If you are in the process of purchasing units on the secondary market, the transaction must be completed prior to January 1, 2005, in order for you to participate in this distribution.

The partnership agreements dictate how proceeds will be distributed. As a result, please note that some units may not be eligible for this distribution. In the next 30-60 days, we will inform you as to whether your units will participate in this disbursement of net sale proceeds.

While we do know that the physical distribution of these proceeds is expected to occur in the second quarter of 2005, the amounts to be received by each individual limited partner cannot be determined at this time, as the limited partners of record have not been finalized. Please note that in accordance with the terms of the partnership agreements, the general partners will not be receiving any sale proceeds at this time.

Over the following months, prior to distribution, we will be corresponding with you to inform you of the various means for receiving funds and estimates of the amounts attributable to your units. In the meantime, listings of the funds in which you are a limited partner, the specific property sales from which this disbursement of net sale proceeds will be generated, and the total disbursement amount for each Wells fund follow.
Wells Fund	Anticipated Disbursement
Wells Real Estate Fund VIII, L.P.	$5,300,000

- Tanglewood Commons Outparcel

- Hannover Center

- Cirrus Logic Lease Termination

- 15253 Bake Parkway

Please remember that you are always welcome to contact the Wells Client Services Department at 800-557-4830 with any questions. Client Services is available Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. (ET). Your calls will always be answered by a live voice at Wells -- not an automated system -- and after-hours messages will be returned by 10 a.m. the next business day. You may also contact a Client Services Specialist via e-mail at clientservices@wellsref.com.

Thank you for your support of Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

Founder and President, Wells Real Estate Funds, Inc.

cc: Financial Representative